Exhibit 99.1

MOD-PAC CORP. Achieves Break-Even on Lower Revenue for Third Quarter 2008

  Revenue down 3.4% in the quarter, but achieved net income of $14 thousand
  Gross margin improved to 15.6% from 8.1% year-over-year in the third quarter
  SG&A down to 14.7% of revenue from 19.4%

BUFFALO, N.Y.--(BUSINESS WIRE)--November 4, 2008--MOD-PAC CORP. (NASDAQ: MPAC), an on demand commercial printer and manufacturer of custom paper board packaging, today reported net income of $14 thousand on revenue of $12.6 million in the third quarter of 2008, which ended September 27, 2008, compared with a net loss of $1.1 million on revenue of $13.1 million in the third quarter of 2007.

Mr. David B. Lupp, Chief Operating Officer and Chief Financial Officer of MOD-PAC CORP., commented, “Our aggressive cost cutting measures we implemented over the last 12 months, as well as the capital investments we made to enhance productivity, are reflected in the significant improvement in our financial results this quarter. We are now in a position to realize operating leverage as we work to grow our revenue.”

Third Quarter Sales Review

  Folding carton sales, which include custom folding cartons and stock boxes, were $10.5 million in the third quarter of 2008, a slight decrease from sales of $10.9 million in the same period the prior year. Sales of custom folding cartons declined $0.1 million to $8.2 million in the third quarter of 2008 primarily due to lower business activity with one large customer that was partially offset by meaningful growth from both new and other existing customers. Sequentially, third quarter custom folding carton sales increased $1.2 million compared with the second quarter of 2008 as historically demand in the third quarter is greater than the second quarter. Stock box sales also declined to $2.3 million in the third quarter of 2008 compared with $2.5 million in the same period the prior year, but increased sequentially from $1.6 million in the second quarter of 2008.
  Print service sales, which include commercial and personalized print products and services, were $2.0 million in both the third quarters of 2008 and 2007. Commercial print product sales increased to $1.1 million in the third quarter of 2008 compared with $0.9 million in the same period the prior year. Sales of direct mailing services contributed $0.7 million to total commercial print product sales, a 44.2% increase compared with the prior year third quarter. Cross-selling efforts to select custom folding carton customers is gaining traction and contributed $0.2 million to total commercial sales. The increase in commercial print product sales was offset by a decline in personalized print sales to $1.0 million in the third quarter of 2008 compared with $1.2 million in the same period the prior year.

Mr. Daniel G. Keane, President and CEO of MOD-PAC CORP., commented, “We are gaining more volume from several custom folding carton customers, a number of which are relatively new, but that is being more than offset by lower demand from a few of our larger customers. We believe the sluggish economy has hindered our ability to grow sales this year. We are focused on continuing to pursue new business development for our custom folding carton and commercial print product lines. We have had some success in capturing more print share from newer folding carton customers, cross-selling product lines to our existing customer base and establishing new customer relationships in the Western New York region.”

Third Quarter Operating Results

  Gross margin improved to 15.6% in the third quarter of 2008 compared with 8.1% in the same period the prior year. The improvement in gross margin is a result of leverage gained from the cost cutting steps implemented over the past year and capital expenditures to improve productivity, such as facility lighting and plate making. Decreases in labor and benefit costs, and repairs, maintenance and depreciation expenses were partially offset by product mix as higher margin stock box sales lagged in the quarter.
  Selling, general and administrative (SG&A) expenses were $1.9 million, or 14.7% of sales, in the third quarter of 2008 compared with $2.5 million, or 19.4% of sales, in the same period the prior year and $2.1 million, or 18.8% of sales, in the trailing second quarter of 2008. Lower wages, benefits, professional service fees and depreciation expense primarily drove the reduction in SG&A expense in the third quarter with additional reductions in almost every expense category.
  Leverage gained from the cost cutting measures in all operating and administrative areas significantly improved adjusted earnings before interest, taxes, depreciation and amortization, and non-cash option expenses (Adjusted EBITDA), which increased to $1.0 million in the third quarter of 2008 compared with ($0.3) million in the same period the prior year. The third quarter of 2008 was the fourth consecutive quarter of positive Adjusted EBITDA. The Company believes that, when used in conjunction with GAAP measures, Adjusted EBITDA, which is a non-GAAP measure, helps in the understanding of operating performance. (See the reconciliation of Net Income or Loss to Adjusted EBITDA in the attached table.)

Mr. Lupp noted, "We made some excellent strides in cost reductions this past year. However, the cost of materials is increasing rapidly and will be more of a challenge in the coming year because we will not be able to pass on all of the increases to our customers in this extremely competitive environment. We will continue to find ways to improve efficiencies and reduce waste, but recognize that revenue growth is imperative."

Nine-Month Review

Product sales for the nine months of 2008 were $34.9 million compared with $34.8 million in the first nine months of 2007. Custom folding carton sales of $22.2 million were up slightly for the nine-month period compared with $22.0 million in the first nine months of 2007. Stock box sales were down for the first nine months of 2008 to $6.4 million compared with $7.0 million in the same period the prior year. Commercial print product sales increased 47.4% in the nine-month comparable periods to $3.2 million in 2008 compared with $2.2 million in 2007, primarily on higher direct mailing service sales and sales to existing custom folding carton customers. Personalized print sales declined to $3.1 million in the first nine months of 2008 compared with $3.7 million in the first nine months of 2007 primarily due to weakened general business conditions.

As a result of reductions in labor and benefits costs, and repairs and lower depreciation expense, gross margin improved to 13.0% for the first nine months of 2008 compared with 8.3% in the same period the prior year.

SG&A expense decreased to $6.0 million, or 17.2% of sales, in the first nine months of 2008 compared with $7.4 million, or 21.3% of sales, in the first nine months of 2007. Lower depreciation expense and wage related costs, as well as other cost reduction measures, contributed to the reduction in year-over-year expenses.

For the nine month periods, Adjusted EBITDA increased to $1.8 million in 2008 compared with ($0.7) million in 2007. (See the reconciliation of Net Income or Loss to Adjusted EBITDA in the attached table.)

Liquidity

Cash and cash equivalents were $0.17 million at September 27, 2008, an increase compared with $0.1 million at December 31, 2007 and $0.13 million at June 28, 2008. Borrowings were $1.5 million on the Company’s $5 million line of credit at September 27, 2008, up from $0.4 million at December 31, 2007 due to the Company’s net losses, capital expenditures, working capital requirements, and the share repurchase partially offset by non-cash depreciation and amortization expenses and proceeds from equipment loans. Borrowings were down from $1.7 million at the end of the second quarter of 2008. An additional $0.25 million of the line of credit was in use for standby letters of credit. The Company believes that cash and cash equivalents and the committed line of credit will be sufficient to meet operating requirements, capital expenditures and debt service throughout 2008.

Capital expenditures were $1.6 million in the first nine months of 2008 compared with $2.0 million in the same period the prior year which included $0.8 million for the direct mail asset purchase transaction. The Company expects capital expenditures of up to $2 million in 2008. Depreciation and amortization was $2.9 million in the first nine months of 2008 compared with $3.6 million for the first nine months of 2007.

There were no shares repurchased in the third quarter of 2008. The Company currently has authorization to repurchase up to 75,885 additional common shares.

Outlook

Mr. Keane concluded, “We have successfully restructured our operations to improve efficiencies and reduce costs. There are still some operational rationalization activities that we have to complete, but our resources now can be focused on capturing sales. This is a highly competitive environment, and we believe we can win market share by demonstrating our capabilities of delivering high quality, highly variable print products for short runs on demand. We also have an advantage of being able to provide a wide variety of value added services with our extensive capabilities for design, finishing and direct mail."

Webcast and Conference Call

The release of the financial results will be followed today by a company-hosted teleconference at 11:00 am ET. During the teleconference, Daniel G. Keane, President and CEO, and David B. Lupp, Chief Operating Officer and Chief Financial Officer, will review the financial and operating results for the period. A question-and-answer session will follow.

The MOD-PAC conference call can be accessed the following ways:

  The live webcast can be found at http://www.modpac.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.
  The teleconference can be accessed by dialing (201) 689-8562 and requesting Conference ID Number 300446 approximately 5 - 10 minutes prior to the call.

The archived webcast will be at http://www.modpac.com. A transcript will also be posted once available. A replay can also be heard by calling (201) 612-7415 and entering conference ID number 300446 and account number 3055. The telephonic replay will be available through Tuesday, November 11, 2008 at 11:59 p.m. ET.

ABOUT MOD-PAC CORP.

MOD-PAC CORP. is a high value-added, on demand print services firm operating a unique low-cost business model. MOD-PAC leverages its capabilities to innovate and aggressively integrate technology into its marketing, order in-take and production operations to provide economically-priced, short run, on demand, full-color commercial and folding carton print products and services. MOD-PAC also offers data management and direct mail and fulfillment service capabilities. MOD-PAC, through its large, centralized facility, has captured significant economies of scale by channeling large numbers of small-to-medium-sized print orders through its operations.

MOD-PAC’s key differentiator is its success at being a just-in-time producer of short-run, quality on demand print products. Through its lean manufacturing processes coupled with state-of-the-art printing technologies, MOD-PAC is able to address short-run, highly variable content needs of its customers with short turn around times relative to industry standards. MOD-PAC’s strategy is to expand its market share by leveraging its capabilities and expanding its service offering to capture a greater share of the print value chain to meet the growing customized needs of its customers.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com

Safe Harbor Statement: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of internet related sales, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC’s annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

MOD-PAC CORP.
CONSOLIDATED INCOME STATEMENT DATA
(unaudited)

(in thousands except per share data)
	Three months ended		Nine months ended
	9/27/2008	9/29/2007	9/27/2008	9/29/2007
Revenue
Product sales	$12,504	$12,941	$34,922	$34,849
Rent	133	141	356	398
Total Revenue	12,637	13,082	35,278	35,247
Cost of products sold	10,662	12,017	30,675	32,307
Gross profit	1,975	1,065	4,603	2,940
Gross profit margin	15.6%	8.1%	13.0%	8.3%
Selling, general and administrative expense	1,854	2,536	5,994	7,411
Loss from operations	121	(1,471)	(1,391)	(4,471)
Operating profit margin	1.0%	-11.2%	-3.9%	-12.7%
Interest expense, net	79	94	203	130
Other income (expense)	12	(37)	93	(11)
Income (loss) before taxes	54	(1,602)	(1,501)	(4,612)
Income tax provision (benefit)	40	(531)	(477)	(1,521)
Net income (loss)	$14	$(1,071)	$(1,024)	(3,091)

Basic income (loss) per share:	$0.00	$(0.31)	$(0.30)	$(0.90)
Diluted income (loss) per share:	$0.00	$(0.31)	$(0.30)	$(0.90)

Weighted average diluted shares outstanding	3,430	3,450	3,436	3,450
MOD-PAC CORP.
PRODUCT LINE REVENUE DATA
(unaudited)
($, in thousands)
	Three Months Ended		%	Nine Months Ended		%	2008
	9/27/2008	9/29/2007	change	9/27/2008	9/29/2007	change	% of Total
FOLDING CARTONS
Custom Folding Cartons	$8,194	$8,346	-1.8%	$22,189	$22,031	0.7%	60.8%
Stock Box	2,278	2,548	-10.6%	6,392	6,995	-8.6%	18.3%
Folding Cartons Subtotal	10,472	10,894	-3.9%	28,581	29,026	-1.5%	79.1%

PRINT SERVICES
Commercial Printing	1,064	867	22.7%	3,201	2,171	47.4%	9.2%
Personalized Printing	968	1,180	-18.0%	3,140	3,652	-14.0%	9.0%
Print Services Subtotal	2,032	2,047	-0.7%	6,341	5,823	8.9%	18.2%

Total Product Revenue	$12,504	$12,941	-3.4%	$34,922	$34,849	0.2%	100.0%

MOD-PAC CORP.
CONSOLIDATED BALANCE SHEET DATA

(in thousands)
	9/27/2008	12/31/2007
	(unaudited)
ASSETS:
Cash and cash equivalents	$165	$98
Temporary investments	-	-
Trade accounts receivable:
Customers	5,470	4,332
Allowance for doubtful accounts	(76)	(76)
Net trade accounts receivable	5,394	4,256
Inventories:
Finished goods	2,648	2,214
Work in progress	379	118
Raw materials	1,112	1,209
	4,139	3,541

Prepaid expenses	316	259
Total current assets	10,014	8,154

Property, plant and equipment, at cost	68,294	67,812
Less accumulated depreciation and amortization	(46,244)	(44,488)
Net property, plant and equipment	22,050	23,324
Other assets	1,320	1,316
Total assets	$33,384	$32,794

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current maturities of long-term debt	$154	$48
Accounts payable	3,560	2,912
Accrued expenses	810	815
Total current liabilities	4,524	3,775

Line of credit	1,525	400
Long-term debt	2,445	2,050
Other liabilities	35	269
Deferred income taxes	20	499
Shareholders' equity	24,835	25,801
Total liabilities and shareholders' equity	$33,384	$32,794

MOD-PAC CORP.
CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)
(in thousands)
	Nine Months Ended
	9/27/2008	9/29/2007
Cash Flows from Operating Activities:
Net loss	$(1,024)	$(3,091)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,850	3,645
Provision for doubtful accounts	11	33
Stock option compensation expense	208	166
Deferred income taxes	(479)	(1,524)
(Gain) loss on disposal of assets	(54)	59
Cash flow from change in operating assets and liabilities:
Accounts receivables	(1,149)	(1,808)
Inventories	(598)	(1,076)
Prepaid expenses	(57)	105
Other liabilities	(234)	(4)
Accounts payable	648	86
Refundable or payable income taxes		621
Accrued expenses	(5)	(31)
Net cash provided by (used in) operating activities	$117	$(2,819)

Cash Flows from Investing Activities
Proceeds from sale of assets	$125	$52
Decrease in temporary investments	-	1,000
Change in other assets	(45)	(30)
Capital expenditures	(1,601)	(1,171)
Acquisition of DDM assets	-	(947)
Net cash used in investing activities	$(1,521)	$(1,096)

Cash Flows from Financing Activities
Principal payments on long-term debt	$(79)	$(32)
Increase in line of credit	1,125	1,800
Proceeds from loan	580	-
Proceeds from issuance of stock	-	8
Deferred financing fees	(5)	(40)
Purchase of stock for treasury	$(150)	$-
Net cash provided by financing activities	$1,471	$1,736

Net change in cash and cash equivalents	67	(2,179)

Cash and cash equivalents at beginning of year	98	2,444
Cash and cash equivalents at end of period	$165	$265

MOD-PAC CORP.
Reconciliation between GAAP Net Income (Loss) and Adjusted EBITDA

(in thousands)	Three Months Ended		Nine Months Ended
	9/27/2008	9/29/2007	9/27/2008	9/29/2007

GAAP Net income (loss)	$14	($1,071)	($1,024)	($3,091)

Interest	79	94	203	130
Taxes	40	(531)	(477)	(1,521)
Depreciation and amortization	860	1,185	2,850	3,645
Stock-based compensation	45	37	208	166

Adjusted EBITDA	$1,038	($286)	$1,760	($671)
Adjusted EBITDA = earnings before interest, taxes, depreciation and amortization, and non-cash option expense.

CONTACT:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
Dpawlowski@keiadvisors.com